SIRIUS FUNDS ADVISORS, INC.

CODE OF ETHICS, PERSONAL TRADING AND INSIDER TRADING
As professionals serving the public in the area of asset management, all officers, directors and employees of SFA ("SFA Personnel") must subscribe to this Code of Ethics and Professional Standards.
1. All SFA Personnel must reflect the professional standards expected of those engaged in the investment advisory business, and shall comply with all federal and state securities laws and regulations pertaining to investment advisers.
2. All SFA Personnel are required to report any violation of this Code to SFA's CCO.
3. At all times, the interest of SFA clients has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.
4. SFA has adopted Insider Trader Policies that detect and prevent the misuse of material non-public information by SFA Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.
5. SFA has adopted Personal Trading Policies that detect and prevent SFA Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.
6. SFA Personnel will not accept compensation of any sort for services from outside sources without the specific permission of SFA's President.
7. When any SFA Personnel face a conflict between their personal interests and the interests of SFA clients, he or she will report the conflict to the CCO for instruction regarding how to proceed.
8. The recommendations and actions of SFA are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers or other vendors who are part of the SFA team in the ordinary course of doing business. In addition, no information obtained during the course of employment regarding particular securities, investment strategies, proprietary files or description of such files may be transmitted, distributed, or communicated to anyone who is not affiliated with SFA.

9. SFA Personnel must adhere to the policies and guidelines set forth in this Code of Ethics. Disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards.
II. INSIDER TRADING
A. OVERVIEW AND PURPOSE
The purpose of the policies and procedures in this Section is to detect and prevent "insider trading" by any person associated with SFA. The term "insider trading" is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.
B. GENERAL POLICY
1. PROHIBITED ACTIVITIES
All officers, directors and employees of SFA including contract, temporary, or part-time personnel, or any other person associated with SFA, are prohibited from the following activities:
(a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or
(b) communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.
2. REPORTING OF MATERIAL, NON-PUBLIC INFORMATION
Any owner or employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.
C. MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS
1. MATERIAL INFORMATION. "Material information" generally includes:

●	any information that a reasonable investor would likely consider important in making his or her investment decision: or
●	any information that is reasonably certain to have a substantial effect on the price of a comapny's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
2. Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.
3. Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits:
a)	trading by an insider while in possession of material, non-public information;
b)	trading by non-insiders while in possession of material, non-public information, where the information was either disclosed
c)	to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and
d)	communicating material, non-public information to others.
4. Insiders. The concept of "insider" is broad, and may include certain employees of a company who have access to certain material information of a company. In addition, certain persons may be deemed temporary insiders if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with SFA may become a temporary insider for a company it advises or for which it performs certain other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D. PENALTIES FOR INSIDER TRADING
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

●	Civil injunctions
●	Revocation of applicable securities-related registration and licenses
●	Fines for the person who committed the violation, whether or not the person actually benefited, in an amount up to the value of the gain; and
●	Similar fines for the employee or other controlling person, even if they did not receive benefit or financial gain.

III. GENERAL PERSONAL TRADING POLICIES

DEFINITIONS FOR THE PERSONAL SECURITIES TRADING POLICIES
The definitions set forth below shall apply to the terms used in the Personal Securities Trading Policies:
1. "DISINTERESTED TRUSTEES" means trustees of the Fund that are not "interested persons" (as defined in the Investment Company Act of 1940) of the Fund or the Adviser.
2. "PART-TIME PERSONNEL" means employees of a business unit employed by SFA, but work less than a full (i.e., forty-hour) work week.
3. "SECURITY" includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.
A. GENERAL PRINCIPLES
The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the "Personal Trading Policies") have been approved by the CCO. Transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions in covered accounts, all covered persons must act in accordance with the following general principles:
(a) the interests of clients must be placed before personal interests at all times;
(b) no covered person may take inappropriate advantage of his or her position; and

(c) the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person's position of trust and responsibility.

B. DEFINITIONS
1. COVERED PERSONS
Any personnel of SFA who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic is a "covered person" under the Personal Trading Policies.  The CCO will maintain a list of covered persons of SFA (e.g., officers, portfolio managers, and traders).
2. COVERED ACCOUNTS
A "covered account" under the Personal Trading Policies is any account in which a covered person:
(a) has a direct or indirect beneficial interest, including an account of a spouse or a minor child; or
 (b)    has direct or indirect control over purchase or sale of securities.
3. ADDITIONAL DEFINITIONS
Additional definitions of terms used in the Personal Trading Policies are set forth in Exhibit A to this section.
C. RESTRICTIONS ON TRADING
1. PROHIBITED TRADING PERIOD
This policy governs a covered person's investments in securities.  No covered person may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have beneficial interest including:
●	Any security that SFA is buying or selling for its client accounts, until such buying or selling is completed or cancelled.
●	Any security that to his or her knowledge is under active consideration for purchase or sale by SFA for its clients.
In addition, no covered person may:

●	Purchase or sell any security for his or her own account or any outside fiduciary account for a period of 7 calendar days before that security is bought or sold on behalf of any client account.
●	Purchase and security for his or her own account or any outside fiduciary account for a period of 7 calendar days after that security is bought or sold on behalf of any client account.
●	Sell any security for his or her own account or any outside fiduciary account for a period of 7 calendar days after that security is bought on behalf of any client account.

The CCO will determine which specific client accounts will be matched as to each covered person on a case-by-case basis.

NOTE:

The following are exemptions from the Prohibited Trading Period:

A.	DE MINIMIS EXEMPTION. A pre-clearance request for the following amounts apply:
i.	1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization
ii.	250 or fewer shares of an issuer that has between $250 million but less than $1 billion in market capitalization
Such de minimis trading requests will be granted by the CCO subject to the following conditions:
a.	De minimis exemption grants are only valid for 20 business days; and
b.	Permission under the de minimis exemption may be granted for a particular security only once per covered person every 20 business days.
B.
SAME DAY TRADE EXEMPTION.  If a covered person requests to make a trade in the same security on the same day through the same broker as client accounts, the covered person's trade may be made as part of an aggregated block trade with client accounts through the broker.  These broker-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that the timing of the executions does not cause a disadvantage to any group of clients.

C.
PARTIAL ORDER FILLS. If the entire block order is not filled, then the trader will allocate the fills to clients on a pro rata basis with covered person accounts receiving shares or units only if any remain. When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price.  Commissions will be charged to each account (including covered accounts if it received shares) in accordance with the broker's policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

2. RESTRICTED LIST SECURITIES
Restricted List Securities are securities that may not be traded by personnel at SFA while such securities remain on SFA's Restricted Securities List.
A covered person may have a special relationship with an issuer (defined as a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the covered person must notify the CCO of that relationship. The CCO will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the CCO are prohibited.  An exemption to trading a security on the Restricted Securities List may be granted under certain conditions, such as when the request occurs outside of a restricted time window or is confirmed not to violate any Chinese Walls that SFA may have established, or when the purchase will not violate agreements with issuers or not exceed regulations relating to quantities of the security that may be held by SFA.
3. SHORT-TERM TRADING
SFA personnel are prohibited from conducting an opposite trade for their own personal accounts in the same security within 60 days of a purchase or sale of the same security in individual client accounts. The policy does not apply to open-end mutual fund accounts being managed by SFA.
Note: Options trading is generally not subject to the 60-day Short-Term Trading restriction, but options trading may not be used to circumvent the 60-day Short-Term Trading restriction.
4. INITIAL PUBLIC OFFERINGS (IPOs)
Investing in IPOs is prohibited in SFA client accounts.
5. OPTIONS
Covered persons are prohibited from buying or selling an option for their own personal accounts or any outside fiduciary accounts for 7 calendar days before and 7 calendar days after an individual client account trades the same option or the underlying security.

6. SHORT SALES
Covered persons are prohibited from short sales of securities for their own personal accounts or any outside fiduciary accounts within 7 business days before and 7 business days after an individual client account trades the same underlying security.
7. CERTAIN PUBLIC COMPANY SECURITIES
Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.
8. PRIVATE PLACEMENTS AND HEDGE FUNDS
Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the CCO. Approval is contingent upon the CCO determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.
Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.
9. INVESTMENT CLUBS
Participation in an investment club requires approval by the CCO. Pre-clearance may be granted on written request if the covered person's participation does not create any actual, potential or apparent conflict of interest.
D. EXCEPTIONS TO THE PERSONAL TRADING POLICIES

The following table summarizes the preclearance and reporting requirements for securities or transactions that are exempt from some aspects of the Personal Trading Policies.

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report
U.S. Government Securities (defined only as direct obligations of the U.S. Government, not as agency, state, municpal, or other local obligations).	No	No	No
Bank Certificates of Deposit.	No	No	No
Bankers' Acceptances.	No	No	No
High quality short-term debt instruments (investment grade, maturity not greater than 13 months) inlcuding commercial paper, repurchase agreements, variable rate municipal bonds and other securities that are cash equivalents determined by the CCO.

	No	No	No
Shares in money market mutual funds. Note that other types of securities that are sold as money market equivalents are subject to all aspects of the policy unless an exemption is granted by the CCO.	No	No	No
Mutual Fund Shares in open-end investment companies.	No	No	No
Exchange Traded Funds	No	Yes	Yes
Shares issued by unit investment trsuts that are invested exclusively in one or more mutual funds not advised by SFA.	No	No	No
Stock index futures and nonfinancial comodities (e.g., pork belly contracts).	No	No	No
Securities purchased on behalf of a Covered Person in a Non-Discretionary Account. (i) which you, your spouse, your domestic partner, or your significant other established,	No preclearance of trades required but when the ccount is opened it must be reported and acceptable evidence of its non-discretionary nature must be provided to Compliance.	Yes, but only report the existence of the brokerage account and not the trades done in it.	Yes, but only report the existence of the brokerage account and not the trades done in it.

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report
(ii) which you, your spouse, your domestic partner, or your significant other did not establish.	No	No	No
Securities purchased or sold through an Auto-Trade	No	Yes	Yes
Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.

	No	Yes	Yes
Purchases or sales of shares of any SFA fund; or any transactions by Disinterested Trustees.	No	Yes	Yes
Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option (a simultaneous sale of the security upon exercise of the option).	Yes, security received must be reported.	Yes

Type of Exempt Securities or Transactions	Preclearance	Reporting on Quarterly Reports	Reporting on Initial or Annual Report
Rule 10b5-1 Plans must be approved prior to being entered into. Once approval for the Rule 10b5-1 Plan is received, transactions pursuant to the plan will not require preclearance.	Yes, prior to approval of the Rule 10b5-1 Plan.	Yes	Yes

1. DELEGATED DISCRETION ACCOUNTS
Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:
(a)	the covered person provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

(b)	the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

(c)	the covered person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the CCO.
2. CASE-BY-CASE EXEMPTIONS
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exceptions to the Prohibitions on Trading on a case-by-case basis. The covered person is required to submit a request in writing for such consideration. Exceptions will be granted if the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.
E. PRE-CLEARANCE PROCEDURES

SFA has determined to require pre-clearance of personal trading by covered persons in covered accounts, subject to the exceptions outlined in Section D above.  Accordingly, covered persons shall pre-clear trades in covered accounts by following the procedures below:

(a) The covered person completes and submits a Pre-Clearance Request Form in the form attached as Appendix D to the CCO.

(b) The CCO reviews and approves or rejects the request, communicating its decision to the covered person.

(c) The CCO will time-stamp its approval or denial on the request form.

(d) The covered person must execute any approved trade no later than one trading day following the time-stamp reflected on the approved request.

F. REPORTING REQUIREMENTS

1.  INITIAL ACCOUNT AND SECURITIES HOLDINGS LIST

Within 15 days of beginning employment or becoming a covered person, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person's spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit (the "Initial Holdings Report").

Submission of a brokerage or bank statement showing similar details may be made in lieu of completing Appendix E. Each Initial Holdings Report shall be current as of the most recent prior beginning of the month and shall include the following:

a.
The title of the account/account holder, number of shares and principal amount of the Securities in which the covered person had any direct or indirect beneficial ownership when the person became a covered person;

b.
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the covered person as of the date the person became an covered person; and

c.	The date that the report is submitted by the covered person. A date may be hand written on the brokerage or bank statement and signed by the covered person to comply with this clause.

The CCO will review each Initial Holdings Report.

2.  ANNUAL UPDATE AND CERTIFICATION

Each covered person must file an account statement that reports the covered person's accounts and Securities holdings as of December 31st of each year including the information required under Section F(1) above). A year-end statement for the accounts may be supplied in lieu of a report.

The covered person will execute a renewal certification regarding compliance with the Personal Trading Policies and applicable laws by May 15th of each year.

3.  QUARTERLY TRADE CONFIRMATIONS

Each covered person must file or cause to be filed with the CCO a duplicate brokerage or banking statement showing each trade conducted (transaction history) by the covered person within 20 days after the end of each calendar quarter.  For any trade not shown on the statement, the covered person shall described such trade on the PST Report (defined in F(4) below) within 20 days of the end of the quarter.

4.  QUARTERLY TRANSACTION REPORTS

To the extent required by the SEC, each covered person must file or cause to be filed with the CCO a Quarterly Transaction Report (the "PST Report") (see Appendix G) within 30 days after the end of each quarter.  PST Reports shall include a list of the covered person's purchases or sales of privately-issued securities during the quarter.  These PST Reports shall contain:

1.	the date of the transaction, the title and, as applicable, the interest rate and maturity date, number of shares and principal amount of each security involved; and

2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

3.	the price of the security at which the transaction was effected; and

4.	the name of the broker, dealer or bank (if any) with or through which the transaction was effected; and

5.	the date the access person submits the report.

The PST Report shall also provide the information required under Section F(1) above for any new accounts established by the covered person during the quarter.  Notwithstanding the foregoing, a PST Report with respect to any trades set forth on a covered person's brokerage statement is not required for any covered person if duplicates of the covered person's brokerage statements under F(3) above are received by the CCO during the applicable quarter.

The CCO will review all reports created pursuant to Section F no later than ten business days within receipt of each such report to determine if there are any violations with this Code of Ethics.

5.            CCO ACTIVITY

In cases where the CCO is the covered person for purposes of this Code of Ethics or the person whose conduct is at issue, the provisions of this Code of Ethics will be performed or enforced by the CCO's designee.

6.            PENALTIES FOR VIOLATIONS

Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person's personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.  Determinations regarding appropriate disciplinary responses will be made on a case-by-case basis.

G. GIFTS AND ENTERTAINMENT

SFA's Key Personnel are required to follow the policies and procedures below concerning gifts and entertainment.

A. Acceptance of Gifts and Receipt of Business Entertainment
1.  Acceptance of Gifts – Covered Persons
De Minimis of $100 per year
Covered Persons are prohibited from receiving any gift, gratuity, hospitality or other offering of a stated or estimated value exceeding De Minimis ($100) limit per year from any person or entity doing business with SFA, including vendors and clients.
2.  Acceptance of Gifts - Administrative Personnel
Gift Value Maximum of $250 per year
Administrative personnel, support staff, or other employees whose primary duties involve providing services to a client may accept gifts from clients with a value of up to $250 with prior approval from the CCO.

Gifts from a vendor or other entity actively engaging in or seeking to do business with SFA that includes a logo, tag line, or company name and that has a gross value of $25 or less, (e.g. pens, notepads or other logo or spirit items), are not required to be reported to the CCO.
Permissible Exceptions:
Gifts of food or other consumable items with a gross value less than $25 and which is shared with other employees does not have to be reported to the CCO.
3. Other Permissible Exceptions:
On occasion, employees may receive personal gifts from a client related to a life-event such as retirement, wedding etc., considered personal events, that may exceed the De Minimis limit specified above.
These gifts must be promptly reported and reviewed by the CCO for reasonableness, propriety and consistency with this policy.

4. Receipt of Business Entertainment

 This policy imposes a $250 annual limit per vendor or service provider for business entertainment received where a Covered Person has reason to believe there is a legitimate business purpose for the event and it is of reasonable value.

A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in the section above.

B. Giving of Gifts and Entertainment

1. Giving of Gifts – Covered Persons
Covered Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than De Minimis ($100) limit per year to any person or entity actively engaged with or seeking to do business with SFA.
All gifts provided shall be reported to the CCO on a quarterly basis on the Gift & Business Entertainment Quarterly Report.
2. Giving of Gifts – Administrative and Support Staff
Administrative and support staff are prohibited from giving any gift, gratuity, hospitality or other offering of more than the de minimus ($100) limit per year to any person or entity actively engaged with or seeking to do business with SFA.

3. Giving of Business Entertainment

 Gifting of business entertainment is subject to a limit of $250 per year per recipient where the Covered Person has reason to believe there is a legitimate business purpose for the event and for a reasonable value.
Covered Persons are expected to attend any event where a ticket is provided by SFA. If the Covered Person is unable to attend, the tickets used by the recipient shall be considered a gift, subject to the limitations outlined above.
Administrative staff and support staff do not have the authority to give Business Entertainment events.
C. Drawings, Raffle Prizes, and Charitable Contributions
1. Drawings and Raffle Prizes
Prizes from drawings or raffles that occur at business events may be accepted on the condition that the prize was equally available to participants and the drawing was conducted during the event with participants present.
This policy imposes a limit of $250 per vendor per year. Prizes may not be accepted in situations where the Covered Person did not participate in the event and is notified after the event that they have won the prize.
No Covered Person shall accept a prize for the purpose of obtaining or retaining advisory contracts or other business for SFA. Prizes claimed must be reported to the CCO, along with its estimated value, within two weeks of receipt of the prize.
2. Charitable Contributions
No Covered Person shall make charitable contributions for the purpose of obtaining or retaining advisory contracts or other business for SFA. In addition, Covered Persons are prohibited from considering SFAs current or anticipated business relationships as a factor in making charitable contributions.
Requests for charitable contributions to be made by SFA must be submitted to the CCO for approval prior to being made a commitment.
REPORTING AND APPROVAL
1. Reporting of a gift or Entertainment received

Employees shall complete a Gift and Entertainment Reporting Form for any qualifying event under this policy for review by the CCO within 10 business days of knowledge of the event.
For entertainment, reporting should occur, in general, prior to the entertainment event.
Gifts received without warning or notice that require CCO review should be reported as above.
2. Approval of a Gift or Entertainment Received
Gift and Entertainment Reporting Forms for events that qualify under this policy will be promptly reviewed by the CCO. The employee submitting the report will be notified of the CCO's decision as soon as the review is complete.
The CCO will approve reports by indicating this on the employee's submission form. Employees will be notified of the decision via email or in person with printed form.
Reports shall be kept in the employee's Human Resources Compliance file.
Each quarter-end, employees shall complete a Gifts and Entertainment Summary Report which totals all gifts and entertainment received during the prior quarter. Reports are due by the last day of the month after the end of the preceding quarter.
The CCO shall periodically review gifts or entertainment reports, if in process, for reasonableness, propriety and consistency with this policy.

H. PAY-TO-PLAY POLICIES AND PROCEDURES